Exhibit 99.1

Gilla Expands Footprint to the United Kingdom

Miami, Florida – November 5th, 2013 – Gilla Inc. (“Gilla” or the “Company”) (OTCQB: GLLA) is pleased to announce the addition of Mr. John Hopkins to its sales team. Mr. Hopkins has come aboard to manage the Company’s expansion into the United Kingdom and spearhead the sale of electronic cigarettes (“e-cigarettes”) and related accessories abroad.

“There are significant opportunities that exist in the European markets and we are excited to be expanding into the UK,” stated Graham Simmonds, Gilla’s Chief Executive Officer. “Mr. Hopkins is an established individual in the tobacco space and we are delighted to have him join our team,” he added.

Mr. Hopkins is a senior-level sales professional with over 10 years of experience in the tobacco industry and a long history selling to international convenience store, grocery and general merchandise retailers. His key relationships and deep understanding of the space will significantly contribute to Gilla’s strategic expansion abroad.

About Gilla Inc.
Gilla Inc. designs, markets and distributes electronic cigarettes (“e-cigarettes”) and accessories. E-cigarettes are replacements for traditional cigarettes allowing smokers to reproduce the smoking experience. E-cigarettes do not burn tobacco and are not smoking cessation devices.

Forward-looking Statements
Note: This press release contains "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Gilla Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company's ability to retain key management and employees; intense competition and the company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Gilla Inc. SEC filings. Gilla Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Gilla Inc.'s business, please refer to the risks and uncertainties detailed from time to time in Gilla Inc.'s SEC filings.

This release does not constitute an offer for sale of securities.

For more information, please visit gillainc.com, or contact:

Gilla Inc.
Mr. Graham Simmonds
+1-416-843-2881
graham@gillainc.com
gillainc.com